Exhibit 10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 11 to Registration Statement No. 333-85731 on Form N-1A of our report dated July 20, 2006, relating to the financial statements and financial highlights of Merrill Lynch Small Cap Growth Fund, one of the portfolios constituting Mercury Funds, Inc. (the “Fund”) (to be renamed BlackRock Small Cap Growth Fund II of BlackRock Series, Inc.), and of our report dated July 20, 2006, relating to the financial statements and financial highlights of Merrill Lynch Master Small Cap Growth Portfolio, one of the series constituting Mercury Master Trust (the “Trust”) (to be renamed BlackRock Master Small-Cap Growth Portfolio of BlackRock Master Trust) both appearing in the corresponding Annual Reports on Form N-CSR of the Fund and of the Trust for the year ended May 31, 2006, and to the references to us under the heading “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

September 22, 2006